Exhibit 99.1

GREAT PLAINS ENERGY REPORTS STRONG THIRD QUARTER RESULTS
• COMPANY INCREASED QUARTERLY DIVIDEND ON COMMON STOCK
• WESTAR ACQUISITION ON TRACK FOR SPRING 2017 COMPLETION

Kansas City, Mo. (November 3, 2016) - Great Plains Energy (NYSE: GXP) today announced third quarter 2016 earnings of $132.7 million or $0.86 per share of average common stock outstanding, compared with third quarter 2015 earnings of $126.4 million or $0.82 per share. For the first nine months of 2016, earnings were $190.3 million or $1.23 per share, compared to $188.9 million or $1.22 per share for the same period in 2015.

Great Plains Energy’s adjusted earnings (non-GAAP), which excludes certain costs, expenses, and losses resulting from the anticipated acquisition of Westar, were $154.2 million or $1.00 per share in the third quarter of 2016, compared with third quarter 2015 earnings of $126.4 million or $0.82 per share. For the first nine months of 2016, Great Plains Energy’s adjusted earnings (non-GAAP) were $265.8 million or $1.72 per share, compared with earnings of $188.9 million or $1.22 per share for the same period in 2015. Adjusted earnings are reconciled to GAAP earnings on page 2 and 3. The Company also announced it is increasing its 2016 adjusted earnings (non-GAAP) guidance range of $1.65 to $1.80 per share to $1.75 to $1.85 per share.

“We achieved several important milestones during the quarter with respect to our acquisition with Westar, including receiving shareholder approval from both companies and reaching an agreement in Missouri that we believe allows us to move forward with greater certainty.  We remain on-track to complete the acquisition in the spring of 2017 and are proud of our ongoing operational performance during this busy time,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy.

Earlier this week, the Company announced a 5 percent annualized dividend increase from $1.05 to $1.10 per share.

Great Plains Energy Third Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2016	2015	2016	2015
GAAP Earnings	(millions)
Electric Utility	$161.1	$129.1	$1.04	$0.83
Other	(27.5)	(2.3)	(0.18)	(0.01)
Net income	133.6	126.8	0.86	0.82
Preferred dividends and redemption premium	(0.9)	(0.4)	—	—
Earnings available for common shareholders	$132.7	$126.4	$0.86	$0.82

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$132.7	$126.4	$0.86	$0.82
Costs to achieve the anticipated acquisition of Westar:
Operating expenses (a)	14.4	—
Financing (b)	14.3	—
Mark-to-market impacts of interest rate swaps (c)	1.8	—
Income tax benefit	(9.6)	—
Redemption of cumulative preferred stock (d)	0.6	—
Adjusted Earnings (Non-GAAP)	$154.2	$126.4	$1.00	$0.82

Adjusted Earnings (Non-GAAP)
Electric Utility	$161.1	$129.1	$1.04	$0.83
Other	(6.9)	(2.7)	(0.04)	(0.01)
Adjusted Earnings (Non-GAAP)	$154.2	$126.4	$1.00	$0.82
(a) Reflects legal, advisory and consulting fees.
(b) Reflects fees incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility.
(c) Reflects the mark-to-market loss on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar.
(d) Reflects reductions to earnings available for common stock shareholders related to the redemption of cumulative preferred stock, including the redemption premium.
On a per-share basis, drivers for the increase in third quarter 2016 adjusted earnings (non-GAAP) per share compared to the same period in 2015 included the following:

•	An estimated $0.18 from new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively;

•	An estimated $0.05 increase due to warmer weather driven by a 7 percent increase in cooling degree days compared to the third quarter 2015;

•	An estimated $0.03 impact from an increase in weather-normalized retail demand; and

•	An estimated $0.04 increase due to new cost recovery mechanisms.

These drivers were partially offset by the following:

•	$0.02 increase in other operating and maintenance expense;

•	$0.02 of higher depreciation and amortization;

•	$0.02 of higher general taxes driven primarily by an increase in gross receipts tax; and

•	$0.06 of other items.

Overall retail MWh sales were up 3.2 percent in the third quarter 2016, compared to the 2015 period with the increase driven by weather. The favorable weather impact in the third quarter 2016, when compared to normal, was approximately $0.04 per share.
Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2016	2015	2016	2015
GAAP Earnings	(millions)
Electric Utility	$278.4	$196.4	$1.80	$1.27
Other	(86.4)	(6.3)	(0.56)	(0.05)
Net income	192.0	190.1	1.24	1.22
Preferred dividends and redemption premium	(1.7)	(1.2)	(0.01)	—
Earnings available for common shareholders	$190.3	$188.9	$1.23	$1.22

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$190.3	$188.9	$1.23	$1.22
Costs to achieve the anticipated acquisition of Westar:
Operating expenses (a)	19.4	—
Financing (b)	19.0	—
Mark-to-market impacts of interest rate swaps (c)	78.8	—
Income tax benefit	(42.3)	—
Redemption of cumulative preferred stock (d)	0.6	—
Adjusted Earnings (Non-GAAP)	$265.8	$188.9	$1.72	$1.22

Adjusted Earnings (Non-GAAP)
Electric Utility	$278.4	$196.4	$1.80	$1.27
Other	(12.6)	(7.5)	(0.08)	(0.05)
Adjusted Earnings (Non-GAAP)	$265.8	$188.9	$1.72	$1.22
(a) Reflects legal, advisory and consulting fees.
(b) Reflects fees incurred to finance the anticipated acquisition of Westar, including fees for a bridge term loan facility.
(c) Reflects the mark-to-market loss on interest rate swaps entered into in connection with financing the anticipated acquisition of Westar.
(d) Reflects reductions to earnings available for common stock shareholders related to the redemption of cumulative preferred stock, including the redemption premium.
On a per-share basis, drivers for the increase in year to date 2016 adjusted earnings (non-GAAP) per share compared to the same period in 2015 included the following:

•	An estimated $0.44 from new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively;

•
An estimated $0.09 increase due to warmer weather driven by a 13 percent increase in cooling degree days partially offset by mild first quarter 2016 weather with a 16 percent decrease in heating degree days compared to 2015; and

•	An estimated $0.19 increase due to new cost recovery mechanisms and an increase in the recovery of throughput disincentive associated with our energy efficiency programs.
These drivers were partially offset by the following:

•	$0.04 increase in other operating and maintenance expense;

•	$0.04 increase in depreciation and amortization;

•	$0.05 of higher general taxes driven primarily by an increase in gross receipts tax; and

•	$0.09 of other items including interest expense.
Overall retail MWh sales were up 0.5 percent compared to the 2015 period with the increase driven by weather. The favorable weather impact in the first nine months of 2016, when compared to normal, was approximately $0.07 per share.
On a weather-normalized basis, for the 12 months ended September 30, 2016, retail MWh sales increased an estimated 0.3 percent, net of an estimated 0.7 percent impact from Missouri Energy Efficiency Investment Act, compared to the 2015 period.
Adjusted Earnings (Non-GAAP)
In addition to earnings available for common shareholders, Great Plains Energy's management uses adjusted earnings (non-GAAP) to evaluate earnings without the impact of costs to achieve the anticipated acquisition of Westar. Adjusted earnings (non-GAAP) exclude certain costs, expenses, gains and losses resulting from the anticipated acquisition. This information is intended to enhance an investor's overall understanding of results. Adjusted earnings (non-GAAP) is used internally to measure performance against budget and in reports for management and the Board of Directors. Adjusted earnings (non-GAAP) is a financial measure that is not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information.

Great Plains Energy provides its earnings guidance based on a non-GAAP measure and does not provide the most directly comparable GAAP measure or a reconciliation to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including certain costs, expenses, gains and losses resulting from the anticipated acquisition of Westar that are reflected in Great Plains Energy’s reconciliation of historic adjusted earnings (non-GAAP) numbers found on pages 2 and 3, the amounts of which, could be significant.

Great Plains Energy will post its 2016 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website,
www.greatplainsenergy.com.

Earnings Webcast Information:

An earnings conference call and webcast is scheduled for 9:00 a.m. ET Friday, November 4, 2016, to review the Company’s 2016 third quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 88638808.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through November 11, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 88638808.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (Westar), the outcome of regulatory proceedings, cost estimates of capital projects, adjusted earnings guidance for 2016 and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy's ability to successfully manage its transmission joint venture or to integrate the transmission joint ventures of Westar;  the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar; the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close; the failure to obtain, or to obtain on favorable terms, any financings necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar; the costs incurred to consummate the anticipated acquisition of Westar; the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period; the credit ratings of Great Plains Energy following the anticipated acquisition of Westar; disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the proposed transactions; and other risks and uncertainties.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, (816) 654-1777,
calvin.girard@kcpl.com
Media: Katie McDonald, Senior Director, Corporate Communications, (816) 556-2365,
katie.mcdonald@kcpl.com